February 20, 1995
Dear Shareowner:

Since our last report to you, we have, as planned, continued to add to our portfolio of non-agency MBS bonds by using, among other things, the approximately $17,000,000 in net proceeds from our recently completed Rights Offering. The acquisition of non-agency MBS bonds is part of the Company's plan to shift its assets from highly volatile, interest rate sensitive CMO ownership interests to more credit sensitive assets that should benefit from an improving economy. At December 31, 1994, these more credit sensitive assets (our 27% interest in the shares of Commercial Assets, Inc. and our portfolio of non-agency MBS bonds) represented approximately 67% of the net book value of our assets.

We currently believe that the cash flow from our portfolio assets should allow us to make cash distributions in 1995 of approximately $.28 to $.36 per share. More details about our portfolio assets will be provided to you in our upcoming Annual Report to Shareowners.

Recently, we received several questions regarding the use of the Company's substantial net operating loss carryover
(NOL). We want to clarify, using the examples below, the limited use of our NOL, which totaled approximately $100 million at December 31, 1994. The examples also explain how the Internal Revenue Service under the Internal Revenue Code (the Code) should treat the Company's future distributions to you.

As you may remember, to maintain its status as a REIT, the Code requires the Company, among other things, annually to distribute to shareowners at least 95% of its current income (generally the amount of income earned by the Company in the current year). The Company's NOL primarily may be used to reduce the Company's current income (other than Excess Inclusion income which is generated solely by the Company's CMO ownership interests) and, as a result, reduce the amount that the Company is required under the Code to distribute to shareowners in order to maintain its REIT status. As illustrated by the examples, our NOL may not be used to change the characterization of a distribution made out of the Company's current income from a dividend, taxable to shareowners as ordinary income, to a non-taxable return of capital or a capital gain.

With respect to the treatment under the Code of the Company's future distributions to you, there are two general concepts: (1) distributions out of the Company's current income are treated under the Code as dividends, taxable to shareowners as ordinary income; and (2) because the Company has no accumulated income (generally the aggregate amount of the Company's income minus the aggregate amount of the Company's dividends, both since the Company's inception), distributions to shareowners in excess of the Company's current income (other than distributions of Excess Inclusion income) are treated under the Code as non-taxable returns of capital up to the shareowner's basis in the shares and capital gain to the extent distributions exceed the shareowner's basis in the shares.

The following examples illustrate these concepts:

Example One

Assume that in 1995 the Company generates $7.7 million of current income (none of which is Excess Inclusion income).
Without our NOL, the Code would require the Company to distribute at least $7.3 million (95% of $7.7 million of current income) in order to maintain its status as a REIT.
Our NOL, however, could be used to reduce or even to eliminate ($7.7 million of NOL used to reduce to zero $7.7 million of current income) the amount of distributions the Company is required to make under the Code to maintain its REIT status. The portion of our NOL used to reduce the amount of distributions the Company is required to make to maintain its status as a REIT will reduce the amount of our NOL available for future years by an equal amount.

Example Two

Assume the same facts as in Example One. Also assume that the Company makes a distribution of $7.7 million ($.32 per share). The entire amount of the distribution would be treated under the Code as a dividend, taxable to shareowners as ordinary income, because it is paid out of the Company's current income. No use is made of the Company's NOL.

Example Three

Assume the same facts as in Example One. Also assume that the Company makes a distribution of $8.0 million (approximately $.33 per share). The first $7.7 million of the distribution would be treated under the Code as a dividend, taxable to shareowners as ordinary income, because it is paid out of the Company's current income. The $.3 million balance of the distribution generally would be treated under the Code as a non-taxable return of capital or a capital gain. Again, no use is made of the Company's NOL.

As explained in Example Two, distributions out of the Company's current income are treated under the Code as dividends, taxable to shareowners as ordinary income.
Because the Company has no accumulated income, a distribution in excess ($.3 million in this example) of the Company's current income generally is treated under the Code as a non-taxable return of capital or a capital gain.
Example Four

In order to maintain its status as a REIT, the Code, among other things, requires the Company to distribute to shareowners at least 95% of its Excess Inclusion income (which is determined differently under the Code than current income) even if the Company's current income is less than its Excess Inclusion income or if the Company operates at a loss. The Company's operating expenses and other deductions used in determining current income may not be used under the Code in determining the Company's Excess Inclusion income.
A distribution by the Company of Excess Inclusion income is treated under the Code as a dividend, taxable to shareowners as ordinary income.

Assume in 1995 that the Company generates $3.0 million in current income and that the Company's CMO ownership interests generate $4.0 million of Excess Inclusion income.
To maintain its REIT status, the Company must distribute to shareowners at least 95% of its $4.0 million of Excess
Inclusion income. This distribution will be treated under the Code as a dividend, taxable to shareowners as ordinary income. The $1.0 million difference between (1) the Company's current income
($3.0 million in this example) and (2) the Excess Inclusion income ($4.0 million in this example) the Company distributes to shareowners, will increase the Company's NOL by $1.0 million.

If the Company's current income is greater than its Excess Inclusion income, the general rule that the Company must distribute at least 95% of its current income to maintain its status as a REIT applies. Assume that the Company in 1995 generates $7.7 million of current income and its CMO ownership interests generate $4.0 million of Excess Inclusion income. Without our NOL, the Code would require the Company to distribute at least $7.3 million (95% of $7.7 million of current income) in order to maintain its status as a REIT. Any distribution in excess of the amount of the Company's Excess Inclusion income ($4.0 million in this example) would be treated under the Code as a dividend, taxable to shareowners as ordinary income, to the extent of its current income ($7.7 million in this example). A distribution in excess of the Company's current income ($7.7 million in this example) would be treated under the Code as a non-taxable return of capital or a capital gain. As explained in Example One, our NOL could be used to reduce (but not below the Company's Excess Inclusion income) the amount of distributions to shareowners the Company is required to make under the Code to maintain its REIT status.

Example Five

The Company purchases non-agency MBS bonds at substantial discounts from their face or par value. The purchase price of the Company's portfolio of non-agency MBS bonds currently averages approximately 39% of the portfolio's par value. The Code requires that the Company include in its current income every year a portion (generally referred to as original issue discount or OID) of the discount (approximately 61% currently) even though the Company generally is scheduled to receive only minimal repayments of principal on its non-agency MBS bonds until the home mortgage loans, which are the collateral for the non-agency MBS bonds, are repaid.

Assume in 1995 the Company generates $8.0 million of current income which includes $3.5 million of non-cash current income from the amortization of a portion of the aggregate amount of OID on the Company's non-agency MBS bonds. Also assume that the Company wants to make a distribution to shareowners of only the $4.5 million (approximately $.19 per share) of the Company's current income that it received in cash. Our NOL could be used to reduce to $4.5 million ($3.5 million of NOL used to reduce current income from $8.0 million to $4.5 million) the amount of distributions the Company is required to make under the Code to maintain its REIT status. Because the $4.5 million distribution is made by the Company from its current income (which totaled $8.0 million in this example), the $4.5 million distribution would be treated under the Code as a dividend, taxable to shareowners as ordinary income. Our NOL generally would be reduced by $3.5 million.

The REIT tax rules are extremely complicated because of, among other things, the combined impact of highly technical rules which apply specifically to REITs and the complex rules of the Code that apply generally to corporations and the taxation of distributions to their shareowners. The volatility of our remaining portfolio of CMO ownership interests to changes in interest rates makes the projection of our results uncertain. As a result, the Company is unable to predict, among other things: (1) the amount, if any, of the Company's distributions to shareowners in 1995 and future years that will be dividends, taxable to shareowners as ordinary income, nontaxable returns of capital or capital gains; or
(2) the amount of the Company's NOL that may be used prior to the time the unused portion of the NOL expires.

We suggest that you consult your tax advisor if you have questions about the taxation of the distributions you receive from Asset Investors Corporation. The amounts in the examples above are hypothetical and not a prediction of actual results.

Thank you for your continued support and encouragement.

Very truly yours,

ASSET INVESTORS CORPORATION




/s/Spencer I. Browne
Spencer I. Browne
President and
Chief Executive Officer